SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
January 21, 2022

Evolving Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34261 (Commission File Number)	84-1010843 (I.R.S. Employer Identification No.)

9800 Pyramid Court, Suite 400, Englewood, Colorado 80112
(Address of principal executive offices)

Registrant's telephone number, including area code: (303) 802-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	EVOL	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	Entry into a Material Definitive Agreement

Entry into Management Agreement with CIDM II LLC

On January 21, 2022, the Company entered into a Management Agreement (the “Management Agreement”) with CIDM II LLC (the “Manager”). Any capitalized terms not defined herein shall have the meaning ascribed to them in the Management Agreement.

Scope of Management

Pursuant to the Management Agreement, the Manager will, subject to the oversight of the Company’s Board of Directors (the “Board”) and the Investment Committee of the Board and the parameters set forth in the Company’s investment policy (the “Investment Policy”), (i) provide the Company with advisory services with respect to the management and allocation of the Assets (as defined therein) of the Company and its subsidiaries and (ii) exercise discretionary management authority over the Company’s trading portfolio of publicly traded securities.

As a part of the Manager’s advisory services, prior to the end of each quarter, the Manager will present a proposed allocation of Assets between the Company’s Portfolios (as defined therein) for consideration and approval of the Asset Management Committee. The Manager will also assist and advise the Company with respect to identifying potential businesses and assets for acquisition, along with performing due diligence, and with monitoring and evaluating performance of the Assets.

In addition to its advisory services, the Manager will have full management authority to manage the investment and reinvestment of publicly traded equity and debt securities held in the Company’s trading portfolio (the “Trading Portfolio”), subject to the (i) limitations and guidelines set forth in the Investment Policy, and any amendments thereto as approved by the Board and (ii) Company’s right to, upon notice, withdraw some or all of the Assets of the Trading Portfolio or to assign all authority held by the Manager over the Trading Portfolio to the Company.

Term and Termination

The Management Agreement is effective as of January 21, 2022 and may be terminated by either party upon thirty days’ prior written notice.

Fees

The Manager will receive the following compensation for performance under the Management Agreement:

•	A management fee equal to 2% of the fair market value of the Assets.

•	A performance fee in respect of each Performance Period shall be equal to 20% of the appreciation of end-of-year net asset value. The Performance Fee shall be calculated as of the end of each Performance Period and payable no later than 90 days after the end of the Performance Period.

The Management Fee and Performance Fee shall be paid through the issuance of stock appreciation rights (“SAR”) of the Company’s common stock resulting in no cash payment to the Manager unless and until there are certain qualifying changes of control (which does not include any change of control related to the stock ownership of the Manager or its affiliates) as contemplated in an exhibit to the Management Agreement.

The Manager is also entitled to payment or reimbursement of certain administrative costs and expenses incurred in connection with the management of the Assets, such as custodial fees, brokerage commissions and similar fees and expenses. The Manager shall be responsible for all of its operating expenses.

Indemnification

The Manager is obligated to indemnify the Company and its affiliates from any and all losses, claims, demands, actions or liabilities, including attorney’s fees, related to acts or omissions of the Manager that constitute bad faith, fraud, willful misconduct, negligence, breach of the Management Agreement or fiduciary duty, or violation of applicable law. The Company is obligated to indemnify the Manager from liabilities, obligations, losses, damages, suits and expenses related to the Company’s material breach of the Management Agreement. The Management Agreement is subject to various covenants and representations of the Manager and the Company.

Related Party Transaction

The Manager is an entity managed and owned by Julian Singer, a former member of the Company’s Board of Directors. Under the Management Agreement, Mr. Singer is defined as a “Key Person” who will devote substantially all of his time to performing under the Management Agreement on behalf of the Manager. Mr. Singer has broad experience as a trader and analyst, particularly in the mergers and acquisitions area, and the Management Agreement acknowledges that the Company is relying on his relevant expertise for performance under the Management Agreement.

Standstill

During the term of the Management Agreement, the Manager will be subject to certain standstill restrictions, including, but not limited to, restrictions on the Manager’s engagement in the solicitation of proxies or stockholder proposals with respect to the Company.

The foregoing description of the Management Agreement is qualified in its entirety by the full text of such agreement, a copy of which is furnished as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Management Agreement by and between the Company and CIDM II LLC, dated as of January 21, 2022.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 10.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 24, 2022

Evolving Systems, Inc.

By:	/s/ MARK P. SZYNKOWSKI
Mark P. Szynkowski
Senior Vice President of Finance